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                  ATRIUM COMPANIES, INC. ANNOUNCES ACQUISITION
                         OF FLORIDA WINDOW MANUFACTURER

DALLAS, TX, September 1, 2004 -- Atrium Companies, Inc. ("Atrium" or the "Company"), one of the largest manufacturers and suppliers of residential windows in North America, announced today that it has completed the acquisition of substantially all of the assets of Kinco, Ltd., a Florida limited partnership ("Kinco"), for a purchase price of $27.1 million, including $26.6 million in cash, $.4 million in assumed liabilities and $.1 million in the form of warrants to purchase Atrium Corporation common stock. The transaction was effected through a newly-formed subsidiary, Atrium Windows and Doors of Florida, LLC, a Delaware corporation, and was funded through a combination of $20 million of additional term loan borrowings, borrowings under the Company's revolving credit and accounts receivable securitization facilities and cash on hand.

Kinco, based in Jacksonville, Florida, manufactures, distributes and installs aluminum and vinyl windows for the new home construction and replacement markets in Florida, Georgia and South Carolina. Through its 14 company-owned distribution centers, Kinco sells to large production builders, mid-size regional builders and replacement contractors.

"Two of our key strategic initiatives have been to increase our presence in Florida and to increase our installation capability in each of our primary markets. Florida is currently the most active homebuilding market in the country and is expected to have approximately 10% of all projected housing starts in the U.S. over the next five years. With the acquisition of Kinco and the second quarter acquisition of Robico, Florida becomes our third largest revenue producing state behind Texas and California. In addition, the acquisition of Kinco and the August acquisition of West Coast Custom enable us to install our products in Florida and Southern California, markets which are extremely strong and critical to our future growth," stated Jeff L. Hull, Atrium's Chairman, President and Chief Executive Officer.

Mr. Hull also added that, "Consistent with Atrium's decentralized structure, Kinco will remain a stand-alone and autonomous operating unit of Atrium and the existing management team will continue to oversee the business."

Atrium, headquartered in Dallas, Texas, is one of the largest manufacturers and suppliers of residential windows in North America, with annual pro forma net sales of approximately $800 million, approximately 7,000 employees and 80 manufacturing facilities and distribution centers in 23 states and Mexico.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested herein due to certain risks and uncertainties including, without limitation, the risks associated with the ability to consummate the transactions set forth above, as well as operating risks. Those and other risks are



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described in Atrium's filings with the Securities and Exchange Commission (the
"SEC") made over the last 12 months, copies of which are available from the SEC or may be obtained upon request from Atrium's Chief Financial Officer.

Contact:
     Atrium Companies, Inc., Dallas
     Jeff L. Hull, 214-630-5757